EX-10.8
                  CONVERTIBLE PROMISSORY NOTE

                          EVERLERT, INC.

Amount: $68,260.00                                      Date: 7/14/00

Everlert, Inc., a Nevada corporation ("Maker"), promises to pay to the order of Jerry G. Hilbert ("Holder") located at 1135 South Baker, Santa Ana, California 92707 or such other place as may be designated in writing by holder or its assigns , the principal sum of $68,260.00, with interest thereon from this date, until fully paid, at the rate of ten percent (10%) per annum (Maker and Holder may be independently referred to hereinafter as "Party" or collectively referred hereinafter as the "Parties"). Such principal and interest shall be due and payable at the designated address of Holder one (1) year from the date of this Promissory Note (the "Note").

Terms and Conditions

1. Note is due and payable twelve (12) months from the date unless converted to Common Stock in Everlert, Inc.

2. Interest often percent (10%) per year, paid in arrears.

Conversion Provisions

1. Holder may convert at any time during the term of the Note for Everlert, Inc. Common Stock at $1.00 per Share.

2. Conversion may be made by Holder for Note amount due plus accrued interest, or any part thereof.

3. All shares converted by Holder will be registered as free trading on a best efforts basis at the time of the next registration after the initial public offering.

4. Cash payments, plus interest win not be made to Holder prior to twelve (12) months, even if the early conversion is exercised by Maker.

This Note has been executed and delivered in the State of Nevada and shall be governed and construed in accordance with the laws of the State of Nevada.

EVERLERT, INC.:                              HOLDER:


By: /s/  James J. Weber                      /s/  Jerry G. Hilbert
James J. Weber, President